Exhibit 3.1

MID PENN BANCORP, INC.

Amended and Restated Articles of Incorporation, as amended

(as amended through May 29, 2019)

In compliance with the requirements of 15 Pa.C.S. §1306 (relating to Articles of Incorporation), the undersigned, desiring to be incorporated as a business corporation, hereby state that:

1.	The name of the Corporation is Mid Penn Bancorp, Inc.

2.

The address, including street and number, if any, of this Corporation’s initial registered office in this Commonwealth is 349 Union Street, Millersburg, Pennsylvania 17061, and the county of venue is Dauphin.

3.	The Corporation is incorporated under the provisions of the Pennsylvania Business Corporation Law of 1988 (15 Pa.C.S. §1101 et seq.), as the same may be amended.

4.

The purpose or purposes of the Corporation are to have unlimited power to engage in and to do any lawful act concerning any or all business for which corporations may be incorporated under the provisions of the Pennsylvania Business Corporation Law of 1988, as the same may be amended.

5.

The aggregate number of shares of capital stock which the Corporation shall have authority to issue is 30,000,000 shares divided into two classes consisting of 20,000,000 shares of common stock with the par value of $1.00 each (“Common Stock”) and 10,000,000 shares of preferred stock with the par value of $1.00 each (“Preferred Stock”).

The following is a statement of certain of the designations, preferences, qualifications, privileges, limitations, restrictions, and special or relative rights with respect to the Preferred Stock and a statement of the authority vested in the Board of Directors to fix by resolution any designations, preferences, privileges, qualifications, limitations, restrictions, and special or relative rights of any series of Preferred Stock which are not fixed hereby:

(i) Issuance in series. The shares of Preferred Stock may be issued from time to time in series. Each series shall be designated so to distinguish the shares thereof from the shares of all other series. All shares of any particular series shall be identical except, if entitled to cumulative dividends, as to the date or dates from which dividends thereon shall be cumulative. All shares of Preferred Stock of all series shall be of equal rank and shall be identical in all respects, but, except to the extent not otherwise limited in this Article 5, any series may differ from any other series with respect to any one of the designations, preferences, qualifications, privileges, limitations, restrictions, or special or relative rights described below.

The Board of Directors is expressly vested with authority to establish and designate any one or more series of Preferred Stock by filing a certificate pursuant to Pennsylvania Business Corporation Law and to fix and determine by resolution any designations, preferences, qualifications, privileges, limitations restrictions, or special or relative rights of additional series which are not fixed hereby, including the following:

(a)

The number of shares to constitute the series (which number may at any time, or from time to time, be increased or decreased by the Board of Directors, notwithstanding that shares of the series may be outstanding at the time of such increase or decrease, unless the Board of Directors shall have otherwise provided in creating such series) and the distinctive designation thereof.

(b)	The dividend rate, the dates for payment of dividends, whether dividends are cumulative, and, if so, the date or dates from which and the extent to which dividends are cumulative.

(c)	The amount or amounts payable upon voluntary or involuntary liquidation, dissolution, or winding up of the Corporation.

(d)	The extent of the voting rights, if any, whether full or limited, of the holders of shares of the series in addition to the voting rights provided by law.

(e)

Whether the shares of a series are redeemable, and, if redeemable, the redemption price or prices, if any, and the terms and conditions on which shares may be redeemed. The per share redemption price shall not be less than the share’s involuntary liquidation preference plus an amount equal to all dividends thereon accrued and unpaid whether or not earned or declared.

(f)

Whether the shares of the series are convertible into or exchangeable for shares of Common Stock of the Corporation or other securities, and, if so, the conversion price or prices or the rate or rates of conversion or exchange, any adjustments thereof, and any other terms and conditions of conversion or exchange.

(g)

Whether the shares of the series are entitled to the benefit of any retirement or sinking fund to be applied to the purchase or redemption of those shares, and, if so, the amount thereof and the terms and conditions relative to the operation thereof.

(h)

Such other preferences, qualifications, privileges, limitations, restrictions, or special or relative rights of any series not fixed hereby and as the Board of Directors may deem advisable and state in such resolutions; provided, however, that no such preferences, qualifications, privileges, limitations, restrictions, or special or relative rights may be in conflict with these Articles of Incorporation or with the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of which there are shares then outstanding.

(ii) Dividends. The holders of shares of each series of Preferred Stock are entitled to receive, when and as declared by the Board of Directors, dividends at the rate fixed hereby or by the Board of Directors. If dividends on a particular series are determined hereby or by the Board of Directors to be cumulative, no dividends shall be paid or set apart for payment or declared on the Common Stock or on any class or series of stock of the Corporation ranking as to dividends subordinate to such series until dividends for the current dividend period and, to the extent cumulative, for all past dividend periods on all outstanding shares of such series have been paid or declared and set apart for payment, in full. In case dividends for any dividend period are not paid in full on all shares of Preferred Stock ranking equally as to dividends, all such shares shall participate ratably in the payment of dividends for such period in proportion to the full amounts of dividends to which they are respectively entitled regardless of whether or not the rates of dividends to which the particular series of Preferred Stock are the same.

(iii) Liquidation of the Corporation. In the event of voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the holders of shares of each series of Preferred Stock are entitled to receive from the assets of the Corporation (whether capital or surplus), prior to any payment to the holders of Common Stock or of any class or series of stock of the Corporation ranking as to assets subordinate to such series, the amount fixed hereby or by the Board of Directors for such series, plus, in case dividends on such series is cumulative, an amount equal to the accrued and unpaid dividends thereon computed to the date on which payment thereof is made available, whether or not earned or declared. After such payment to the holders of shares of such series, any remaining balance shall be paid to the holders of Common Stock or of any class or series of stock of the Corporation ranking as to assets subordinate to such series, as they may be entitled. If, upon liquidation, dissolution, or winding up of the Corporation, its assets are not sufficient to pay in full the amounts so payable to the holders of shares of all series of Preferred Stock ranking equally as to assets, all such shares shall participate ratably in the distribution of assets in proportion to the full amounts to which they are respectively entitled whether or not the rates of dividends to which the particular series of Preferred Stock are the same. Neither a merger nor a consolidation of the Corporation into or with any other corporation nor a sale, transfer or lease of all or part of the assets of the Corporation is considered a liquidation, dissolution, or winding up of the Corporation within the meaning of this paragraph.

(iv) Voting rights. Except as otherwise provided in the certificate filed pursuant to law with respect to any series of Preferred Stock or as otherwise provided by law, the Preferred Stock shall not have the right to vote for the election of directors or for any other purpose. In all instances in which voting rights are granted to Preferred Stock as a single class, such Preferred Stock or series shall vote with Common Stock as a single class except with respect to any vote for the approval of any merger, consolidation, liquidation, dissolution, or winding up of the Corporation and except as provided in the certificate filed pursuant to law with respect to any series of Preferred Stock or as otherwise provided by law.

(v) Redemption and acquisition.

(a)

In the event that Preferred Stock of any series is redeemable as provided in paragraph i(e) of this Article 5, the Corporation, at the option of the Board of Directors, may redeem at any time or times, from time to time, all or any part of any one or more series of Preferred Stock outstanding by paying the then applicable redemption price fixed by the Board of Directors for each share plus an amount equal to accrued and unpaid dividends to the date fixed for redemption, upon such notice and terms as may be specifically provided in the certificate filed pursuant to law with respect to such series of Preferred Stock.

(b)

No holder of Preferred Stock is entitled (1) to subscribe for or purchase any part of any new or additional issue of stock of any class or series whatsoever, (2) any rights or options to purchase stock of any class or series whatsoever, (3) or any securities convertible into, exchangeable for, or carrying rights or options to purchase stock of any class or series whatsoever, whether now or hereafter authorized, and whether issued for cash or other consideration.

(c)

Except as otherwise provided by the Board of Directors, Preferred Stock redeemed or acquired by the Corporation shall not be cancelled or retired except by action of the Board of Directors and will have the status of authorized and unissued Preferred Stock which may be reissued by the Board of Directors as shares of the same or any other series until cancelled and retired by action of the Board of Directors.

6.	The name and address, including street and number, if any, of each of the Incorporators, and the number and class of shares subscribed to by each Incorporator is:

Name	Address	Number and Class of Shares
Earl R. Etzweiler	R.D. #1, Box 316 Millersburg, PA 17061	1 share of Common Stock
Charles F. Lebo	141 Lebo Road Halifax, PA 17032	1 share of Common Stock
William G. Nelson	900 Center Street Millersburg, PA 17061	1 share of Common Stock
Eugene F. Shaffer	903 East Union Street Millersburg, PA 17061	1 share of Common Stock

7.

No merger, consolidation, liquidation or dissolution of the Corporation, nor any action that would result in the sale or other disposition of all or substantially all of the assets of the Corporation shall be valid unless first approved by the affirmative vote of:

(a)	the holders of at least eighty percent (80%) of the outstanding shares of Common Stock of the Corporation; or

(b)

the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Common Stock of the Corporation, provided that such transaction has received the prior approval of at least eighty percent (80%) of all of the members of the Board of Directors.

8.	Cumulative voting rights shall not exist with respect to the election of directors.

9.

(a) The Board of Directors may, if it deems advisable, oppose a tender or other offer for the corporation’s securities, whether the offer is in cash or in the securities of a corporation or otherwise. When considering whether to oppose an offer, the Board of Directors may, but is not legally obligated to, consider any relevant, germane or pertinent issue; by way of illustration, but not to be considered any limitation on the power of the Board of Directors to oppose a tender or other offer for this corporation’s securities, the Board of Directors may, but shall not be legally obligated to, consider any or all of the following:

(i) Whether the offer price is acceptable based on the historical and present operating results or financial condition of the corporation;

(ii) Whether a more favorable price could be obtained for this corporation’s securities in the future;

(iii) The social and economic effects of the offer or transaction on this corporation and any of its subsidiaries, employees, depositors, loan and other customers, creditors, shareholders and other elements of the communities in which this corporation and any of its subsidiaries operate or are located;

(iv) The reputation and business practice of the offeror and its management and affiliates as they would affect the shareholders, employees, depositors and customers of the corporation and its subsidiaries and the future value of the corporation’s stock;

(v) The value of the securities (if any) which the offeror is offering in exchange for the corporation’s securities, based on an analysis of the worth of the corporation or other entity whose securities are being offered;

(vi) The business and financial conditions and earnings prospects of the offeror, including, but not limited to, debt service and other existing or likely financial obligations of the offeror, and the possible affect of such conditions upon this corporation and any of its subsidiaries and the other elements of the communities in which this corporation and any of its subsidiaries operate or are located;

(vii) Any antitrust or other legal and regulatory issues that are raised by the offer.

(b)

If the Board of Directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose including, but not limited to, any or all of the following: advising shareholders not to accept the offer; litigation against the offeror; filing complaints with all governmental and regulatory authorities; acquiring the offeror corporation’s securities; selling or otherwise issuing authorized but unissued securities or treasury stock or granting options with respect thereto; acquiring a company to create an antitrust or other regulatory problem for the offeror; and obtaining a more favorable offer from another individual or entity.

10.

Opt Out and Nonapplicability of Subchapter G. This Corporation specifically opts out and shall not be governed by Subchapter G, Control-share Acquisitions, of Chapter 25 of the Business Corporation Law of 1988, as added and amended by Act 36 of 1990. Subchapter G, Control-share Acquisitions, of Chapter 25 of the Business Corporation Law of 1988, as added and amended by Act 36 of 1990, shall not be applicable to the Corporation.

11.

Opt Out and Nonapplicability of Subchapter H. This Corporation specifically opts out and shall not be governed by Subchapter H, Disgorgement by Certain Controlling Shareholders Following Attempts to Acquire Control, of Chapter 25 of the Business Corporation Law of 1988, as added and amended by Act 36 of 1990. Subchapter H, Disgorgement by Certain Controlling Shareholders Following Attempts to Acquire Control, of Chapter 25 of the Business Corporation Law of 1988, as added and amended by Act 36 of 1990, shall not be applicable to the Corporation.

12.	Articles 7, 8, 9, 10, 11 and 12 shall not be amended unless first approved by the affirmative vote of:

(a)	the holders of at least eighty percent (80%) of the outstanding shares of Common Stock of the Corporation; or

(b)

the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Common Stock of the Corporation, provided that such amendment has received the prior approval of at least eighty percent (80%) of all of the members of the Board of Directors.

13.

Any or all classes and series of shares, or any part thereof, may be represented by uncertificated shares to the extent determined by the Board of Directors, except that shares represented by a certificate that is issued and outstanding shall continue to be represented thereby until the certificate is surrendered to the Corporation.